                                                        Exhibit 10.01





                             OFFICE LEASE AGREEMENT





                                    BETWEEN





                             GIBBONS REALTY COMPANY





                                      AND





                            COLE VISION CORPORATION

                               TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
         1.1     Building . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
         1.2     Building Rules and Regulations . . . . . . . . . . . . . . . . . . . . . . . .    2
         1.3     Common Areas . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
         1.4     Lease Term . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
         1.5     Lease Year . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
         1.6     Prevailing Market Rental Rate  . . . . . . . . . . . . . . . . . . . . . . . .    2
         1.7     Related Parties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
         1.8     Term Expiration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2

ARTICLE 2 LEASE OF PREMISES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
         2.1     Lease  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
         2.2     Acceptance of Premises; Possession . . . . . . . . . . . . . . . . . . . . . .    3
         2.3     Landlord's Access to Premises  . . . . . . . . . . . . . . . . . . . . . . . .    3
         2.4     Quiet Enjoyment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3

ARTICLE 3 LEASE TERM  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
         3.1     Lease Term . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
         3.2     Option to Renew  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
         3.3     Surrender of Premises on Term Expiration . . . . . . . . . . . . . . . . . . .    4
         3.4     Merger Upon Surrender  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
         3.5     Removal of Tenant's Personal Property and Fixtures . . . . . . . . . . . . . .    4
         3.6     Tenant's Property Left on the Premises . . . . . . . . . . . . . . . . . . . .    4
         3.7     Delivery of Certain Documents to Landlord  . . . . . . . . . . . . . . . . . .    5
         3.8     Holding Over . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5

ARTICLE 4 RENT AND OTHER PAYMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
         4.1     Minimum Rent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
         4.2     Additional Rent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
         4.3     Payments by Landlord . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
         4.4     Interest on Past Due Amounts . . . . . . . . . . . . . . . . . . . . . . . . .    5
         4.5     Late Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5

ARTICLE 5 OPERATING EXPENSES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
         5.1     Payment of Increases in Operating Expenses . . . . . . . . . . . . . . . . . .    6
         5.2     Statement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
         5.3     Audit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
         5.4     Final Assessment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6

ARTICLE 6 SERVICES AND UTILITIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
         6.1     Utilities to the Premises  . . . . . . . . . . . . . . . . . . . . . . . . . .    6
         6.2     Failure of Utility Services  . . . . . . . . . . . . . . . . . . . . . . . . .    7
         6.3     Common Area Services . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7

ARTICLE 7 TAXES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
         7.1     Tenant's Property Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
         7.2     Additional Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
         7.3     Sales Tax  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7


ARTICLE 8 USE; MAINTENANCE AND REPAIRS  . . . . . . . . . . . . . . . . . . . . . . . . .    8
         8.1     Designated Use . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
         8.2     Insurance Requirements; Governmental Regulations . . . . . . . . . . . .    8
         8.3     Environmental Compliance . . . . . . . . . . . . . . . . . . . . . . . .    8
         8.4     Restrictions on Use  . . . . . . . . . . . . . . . . . . . . . . . . . .    9
         8.5     Repairs and Maintenance by Landlord  . . . . . . . . . . . . . . . . . .    9
         8.6     Repairs and Maintenance by Tenant  . . . . . . . . . . . . . . . . . . .   10
         8.7     Alterations and Improvements . . . . . . . . . . . . . . . . . . . . . .   10
         8.8     Liens  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
         8.9     Building/Building Remodeling or Alterations  . . . . . . . . . . . . . .   11

ARTICLE 9 INSURANCE; CASUALTY LOSS  . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
         9.1     General Indemnification  . . . . . . . . . . . . . . . . . . . . . . . .   11
         9.2     Tenant's Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
         9.3     Landlord's Insurance . . . . . . . . . . . . . . . . . . . . . . . . . .   12
         9.4     Waiver of Subrogation  . . . . . . . . . . . . . . . . . . . . . . . . .   12
         9.5     Damage or Destruction; Landlord to Rebuild . . . . . . . . . . . . . . .   12
         9.6     Option to Terminate  . . . . . . . . . . . . . . . . . . . . . . . . . .   13
         9.7     Portions to be Rebuilt by Landlord and Tenant  . . . . . . . . . . . . .   13
         9.8     Non-Liability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
         9.9     Operations During Reconstruction Period  . . . . . . . . . . . . . . . .   13

ARTICLE 10 EMINENT DOMAIN . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
         10.1    Entire or Substantial Taking . . . . . . . . . . . . . . . . . . . . . .   14
         10.2    Partial Taking . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
         10.3    Disposition of Proceeds  . . . . . . . . . . . . . . . . . . . . . . . .   14

ARTICLE 11 SIGNS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
         11.1    Erection and Removal of Signs  . . . . . . . . . . . . . . . . . . . . .   14

ARTICLE 12 COMMON AREAS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
         12.1    Use of Common Areas  . . . . . . . . . . . . . . . . . . . . . . . . . .   14
         12.2    Management and Operation of Common Area  . . . . . . . . . . . . . . . .   15

ARTICLE 13 RULES AND REGULATIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
         13.1    Building Rules and Regulations . . . . . . . . . . . . . . . . . . . . .   15

ARTICLE 14 ASSIGNMENT AND SUBLETTING; SALE BY LANDLORD  . . . . . . . . . . . . . . . . .   15
         14.1    Assignment and Subletting  . . . . . . . . . . . . . . . . . . . . . . .   15
         14.2    Licensees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
         14.3    Indirect Transfers . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
         14.4    Assignment by Operation of Law; Bankruptcy . . . . . . . . . . . . . . .   16
         14.5    Sale of Premises by Landlord . . . . . . . . . . . . . . . . . . . . . .   16

ARTICLE 15 LIENS AND ENCUMBRANCES . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
         15.1    Encumbering the Premises . . . . . . . . . . . . . . . . . . . . . . . .   16
         15.2    Subordination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16

ARTICLE 16 EVENTS OF DEFAULT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
         16.1    Events of Default  . . . . . . . . . . . . . . . . . . . . . . . . . . .   17

ARTICLE 17 REMEDIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
         17.1    Remedies of Landlord . . . . . . . . . . . . . . . . . . . . . . . . .   18
         17.2    Remedies of Tenant . . . . . . . . . . . . . . . . . . . . . . . . . .   19
         17.3    Remedies Not Exclusive . . . . . . . . . . . . . . . . . . . . . . . .   19

ARTICLE 18 ESTOPPEL CERTIFICATES  . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
         18.1    Estoppel Certificates  . . . . . . . . . . . . . . . . . . . . . . . .   20

ARTICLE 19 GENERAL PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
         19.1    Waivers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
         19.2    No Accord and Satisfaction . . . . . . . . . . . . . . . . . . . . . .   20
         19.3    Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
         19.4    Relationship of the Parties  . . . . . . . . . . . . . . . . . . . . .   20
         19.5    Attorneys' Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
         19.6    Binding Effect . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
         19.7    Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
         19.8    Captions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
         19.9    Construction . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
         19.10   Jurisdiction . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
         19.11   Time of Essence  . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
         19.12   Recording  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
         19.13   Force Majeure  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
         19.14   Execution of Additional Documents  . . . . . . . . . . . . . . . . . .   21
         19.15   Time Periods . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
         19.16   Entire Agreement; Amendment  . . . . . . . . . . . . . . . . . . . . .   22


EXHIBIT A        SCHEMATIC DIAGRAM OF THE PREMISES
EXHIBIT B        DEFINITION OF OPERATING EXPENSES

                             OFFICE LEASE AGREEMENT

         This LEASE (the "LEASE") is made as of November 1, 1996, by and between GIBBONS REALTY COMPANY, a Utah corporation, whose address is P.O. Box 25744, Salt Lake City, Utah 84125 ("LANDLORD") and COLE VISION CORPORATION, a Delaware corporation, whose address is 18903 South Miles Road, Warrensville Heights, Ohio 44128 ("TENANT").


FUNDAMENTAL PROVISIONS
----------------------

PREMISES:                 That portion of Building A (defined in SECTION 1.1
                          below), containing approximately 14,840 square feet, consisting of Units B-3 and B-4, located at 1887
                          South 3230 West, Salt Lake City, Utah and which is indicated as the Premises on the diagram attached to this Lease as EXHIBIT A.

MINIMUM RENT:             $4748.80 per month for the first 30 months of the
                          Lease Term, based on a monthly rental rate of $0.32 per square foot in the Premises, and $5194.00 per month for the next 30 months of the Lease Term, based on a monthly rental rate of $0.35 per square foot in the Premises, as adjusted pursuant to SECTION 3.2.

TENANT'S PRO RATA         25%, being the ratio between the total square footage
SHARE:                    in the Premises and the total square footage in the
                          Building, expressed as a percentage.

TERM                      November 1, 1996
COMMENCEMENT:

INITIAL TERM              Midnight on October 31, 2001.
EXPIRATION:

AVAILABLE RENEWAL         One (1).
TERM:

RENEWAL TERM              Five (5) years for the Available Renewal Term.
PERIOD:

PERMITTED USE:            Optical laboratory.

HOLDOVER                  125%.
PERCENTAGE:

DEFAULT RATE:             18% per annum.

                                   ARTICLE 1
                                  DEFINITIONS

         As used in this Lease, in addition to the defined terms contained in the Fundamental Provisions, certain other capitalized terms have the following meanings:

         1.1 BUILDING: Collectively, the building ("BUILDING A") located at 1867-1887 South 3230 West, Salt Lake City, Utah, containing approximately 31,020 square feet, and the building ("BUILDING B") located at 1837-1847 South 3230 West, Salt Lake City, Utah. Building A and Building B (collectively, the "BUILDING") contains a total of approximately 59,364 square feet.

         1.2 BUILDING RULES AND REGULATIONS: The rules and regulations adopted in accordance with SECTION 13.1.

         1.3 COMMON AREAS: All areas, structural portions, facilities and equipment of the Building outside the Premises and the premises of other tenants but within the exterior boundaries of the parcel of property on which the Building is situated, that are provided and designated by Landlord from time to time for the general use, benefit and/or convenience of Tenant and/or other tenants of the Building and/or their respective authorized representatives and invitees. Common Areas include, without limitation, pedestrian walkways, landscaped areas, sidewalks, service corridors, roofs, walls, throughways, load areas, and parking areas.

         1.4 LEASE TERM: The period from the Term Commencement through the Term Expiration.

         1.5 LEASE YEAR: The period during the Lease Term commencing on January 1st in each year and ending at midnight on the 31st of December of that year, except that the first Lease Year will commence at the start of the Lease Term and will end at midnight on the 31st of December of that year, and except that the last Lease Year will end at Term Expiration.

         1.6 PREVAILING MARKET RENTAL RATE: The average annual rental rate then being charged in Salt Lake City, Utah for comparable space in comparable buildings for which Prevailing Market Rental Rate is being determined, taking into consideration use, location and floor level within the applicable building, the location, quality and age of the building, the definition of rentable area or net rentable area, as the case may be, with respect to which such rental rates are computed, leasehold improvements provided, rental concessions (such as abatements, lease assumptions or takeovers and moving expenses), the date the particular rate under consideration became effective, the term of the lease under consideration, the extent of services provided thereunder, any other adjustments (including adjustments by way of indices) to base rental, and any other relevant term or condition in making such evaluation, including bona fide written offers made to Landlord by third parties at arms length to lease the same or comparable space for which the Prevailing Market Rental Rate is being determined.

         1.7 RELATED PARTIES: The officers, directors, shareholders, members, partners, employees, agents, consultants, accountants, attorneys, successors, assigns, contractors, and invitees of a particular person or entity.

         1.8 TERM EXPIRATION. The date of Initial Term Expiration unless the Lease is extended pursuant to SECTION 3.2, in which case "TERM EXPIRATION" will be the last day of the applicable renewal term, or unless terminated earlier as permitted by this Lease, in which case "TERM EXPIRATION" will be the date of earlier termination.

                                   ARTICLE 2
                               LEASE OF PREMISES

         2.1 LEASE. Landlord leases the Premises to Tenant and Tenant leases the Premises from Landlord, for the Lease Term, at the rental, and upon the covenants and conditions contained in this Lease, including the Fundamental Provisions. The Premises do not include the exterior walls, the roof, the area above or below the Premises, the Common Areas, or the land upon which the Premises and Building are located.

         2.2     ACCEPTANCE OF PREMISES; POSSESSION.

                 (a) INSPECTION AND ACCEPTANCE. Tenant has been in possession of the Premises pursuant to a Lease for Multi-Tenancy Space, dated October 30, 1981. That lease expires October 31, 1996 and this Lease replaces and supersedes that lease. Tenant agrees that Tenant is leasing the Premises, and Tenant accepts the Premises, "AS IS, WHERE IS", including any and all defects, patent, latent or otherwise, with no representation or warranty by Landlord as to the fitness, suitability, habitability, or usability of the Premises, as to compliance of the Premises with any laws, regulations, or ordinances, or as to the presence or absence of any Hazardous Materials (as defined in SECTION 8.3) on, about or adjacent to the Premises. In addition, the Premises are leased subject to current taxes and assessments, reservations in patents and all rights-of-way, easements, covenants, conditions, restrictions, obligations, liens, encumbrances, and liabilities of record as of the date of this Lease, and to all zoning and building code requirements and other governmental laws, rules, and regulations.

                 (b) POSSESSION. Possession of the Premises pursuant to this Lease will be deemed to have been delivered to Tenant on the date of Term Commencement.

         2.3 LANDLORD'S ACCESS TO PREMISES. Landlord and Landlord's employees and agents may enter the Premises at all reasonable hours and upon reasonable written notice (and in emergencies at all times) without diminution or abatement of rent and without liability to Tenant, to: (a) inspect the Premises; (b) make repairs, additions or alterations to the Premises, the Building, or any property owned or controlled by Landlord (and for such purposes Landlord may erect scaffolding and other necessary structures where reasonably required by the character of the work to be performed, always providing the entrance to the Premises will not be blocked thereby); (c) serve or post any notice required or permitted under the provisions of this Lease or by law; (d) cure any event of default by Tenant once all cure periods provided for such default herein have expired (except in the case of an emergency in which case Landlord may make an immediate cure of such default) or to exercise any remedy of Landlord available for an event of default; (e) during the last six months of the Lease Term, show the Premises to prospective new tenants; provided, however, that Tenant shall have the right to place a sign in front of the Premises (so long as such sign does not block the signage or visibility of other tenants), in a place visible to Tenant's customers, directing Tenant's customers to another store of Tenant and/or providing Tenant's customers with Tenant's telephone number and provided further that Tenant shall be entitled to leave said sing(s) at the front of the Premises until Tenant vacates the Premises; and (f) for any other lawful purpose. For the purpose of providing access as required by this Section, Landlord will have a key to unlock all doors on the Premises, excluding Tenant's vaults. If an excavation is made or is authorized to be made upon land adjacent to the Premises or the Building, Tenant agrees to permit all necessary persons to enter the Premises for the purpose of doing such work as Landlord deems reasonably necessary to preserve the walls of the Building from injury or damage.

         2.4 QUIET ENJOYMENT. Conditioned upon Tenant paying the rent in this Lease and performing and fulfilling all of the covenants, agreements, conditions, and provisions in this Lease to be kept, observed or performed by Tenant, Tenant may at all times during the Lease Term peaceably, quietly, and exclusively have, hold, and enjoy the Premises, subject to the terms and conditions of this Lease.


                                   ARTICLE 3
                                   LEASE TERM

         3.1     LEASE TERM.  The Lease Term will be as specified in SECTION
1.6.

         3.2 OPTION TO RENEW. Tenant is hereby granted the option to renew this Lease for the Available Renewal Term specified in the Fundamental Provisions, with such Available Renewal Term to be for a period equal to the Renewal Term Period stated in the Fundamental Provisions. The renewal will be upon the same terms and conditions as are applicable during the initial term of this Lease, except that the Minimum Rent for the Renewal Term will be in an amount equal to the greater of (a) 100% of the Prevailing Market Rental Rate as of commencement of the renewal term but not to exceed 120% of the monthly Minimum Rent in effect immediately prior to expiration of the initial term of this Lease or (b) the monthly Minimum Rent in effect immediately prior to expiration of the initial term of this Lease. Written notice of Tenant's election to exercise the renewal option is required at least 180 days in advance of the expiration of the initial term. Any other provision of this Lease to the contrary notwithstanding, Tenant shall not be entitled to renew this Lease if at the time of exercise of the renewal option or at the time the renewal term would commence, an event of default by Tenant has occurred and is continuing (or an event has occurred and is continuing which, with the giving of notice or the passage or time, or both, would constitute an event of default by Tenant under this Lease).


         3.3 SURRENDER OF PREMISES ON TERM EXPIRATION. On Term Expiration, Tenant agrees to quit and surrender the Premises, broom clean, in good condition and repair (reasonable wear and tear and insured casualty loss excepted) together with all alterations, additions and improvements which may have been made in, to or on the Premises, subject to the rights and obligations of Tenant to remove personal property and trade fixtures as provided in SECTION 3.5.

         3.4 MERGER UPON SURRENDER. The voluntary or other surrender of this Lease by Tenant, or a mutual cancellation of this Lease, will not automatically work a merger, and Landlord may either terminate all or any existing subtenancies or treat the surrender or cancellation as an assignment to Landlord of any or all such subtenancies.

         3.5 REMOVAL OF TENANT'S PERSONAL PROPERTY AND FIXTURES. Provided no event of default by Tenant has occurred and is continuing (and no event has occurred and is continuing which, with the giving of notice or the passage or time, or both, would constitute an event of default by Tenant under this Lease), prior to Term Expiration, Tenant will remove from the Premises any and all personal property of Tenant located on the Premises, including, but not limited to, furniture, equipment, and fixtures belonging to or leased by Tenant; provided, however, Tenant will repair any damage to the Premises or any improvements on the Premises caused by such removal.

         3.6     TENANT'S PROPERTY LEFT ON THE PREMISES.   If any personal
property (including trade fixtures) of Tenant are left on the Premises following Term Expiration, Landlord may treat such property as abandoned by Tenant. In addition to any other rights and remedies available to Landlord, Landlord, at Landlord's option and without any further notice to Landlord, may either sell any such property and retain all of the proceeds of sale without any accounting to Tenant or Landlord may store such property, on or off of the Premises, in Tenant's name and at Tenant's expense. Tenant agrees to pay such amounts to Landlord within ten
(10) days of receipt of an invoice from Landlord.

         3.7 DELIVERY OF CERTAIN DOCUMENTS TO LANDLORD. On or prior to Term Expiration, Tenant will deliver to Landlord, for Landlord's use at no cost to Landlord, copies of all engineering, environmental, architectural and site plans, inspection reports, tests, feasibility reports, and other documents relating to the Premises and prepared for or on behalf of Tenant and which are non-confidential to Tenant, as reasonably determined by Tenant.

         3.8 HOLDING OVER. If the Premises are not surrendered at the end of the Lease Term, Tenant will indemnify Landlord and Landlord's Related Parties for, from and against any loss or liability resulting from delay by Tenant in so surrendering the Premises, including without limitation, any claims made by any succeeding tenant based on such delay. This indemnity will survive the expiration or earlier termination of the Lease Term and any holdover term. If Tenant or any of Tenant's Related Parties should remain in possession of the Premises after the expiration of the Lease Term without executing a new lease, then such holding over will be construed as a tenancy from month to month, subject to all the covenants, terms, provisions and obligations of this Sublease except that the Minimum Rent during any holdover tenancy will be equal to the Minimum Rent in effect at the expiration of the Lease Term multiplied by the Holdover Percentage. Nothing contained in this Section or elsewhere in this Lease will be construed as Landlord's permission for Tenant to hold over or as limiting Landlord's remedies against a holdover lessee.


                                   ARTICLE 4
                            RENT AND OTHER PAYMENTS

         4.1 MINIMUM RENT. Tenant will pay Landlord for each month during the Lease Term, rent equal to the Minimum Monthly Rent (subject to adjustment as provided in SECTION 3.2). Minimum Rent will be paid monthly in advance on the first day of each month of the Lease Term, without any deduction or offset. If the Lease Term commences on a day other than the first day of a calendar month, then upon the commencement of the Lease Term, Tenant will pay to Landlord, as Minimum Rent for the partial month, a pro rata portion of the Minimum Rent payable for a full month, based on the number of days in the month from Term Commencement to the end of that month.

         4.2 ADDITIONAL RENT. In addition to Minimum Rent, all other payments to be made by Tenant under this Lease will be deemed "ADDITIONAL RENT" and will be due and payable within ten (10) days of receipt by Tenant of an invoice from Landlord, if no other time for payment is specified.

         4.3 PAYMENTS BY LANDLORD. Landlord may pay any sum or do any act which Tenant has failed to do within applicable cure periods, and Tenant agrees to pay Landlord, within ten (10) days of receipt by Tenant of an invoice from Landlord, all sums so expended by Landlord, together with interest at the Default Rate from the due date until paid. Such sum and interest will also be deemed Additional Rent.

         4.4 INTEREST ON PAST DUE AMOUNTS. Any sum of money due to Landlord and not paid when due will bear interest from the due date until paid at the Default Rate.

         4.5 LATE FEES. Landlord may assess a late fee of two percent (2%) of the amount due for any payment due to Landlord and not paid within five (5) days of the date due, to compensate Landlord for the extra expense of handling late payments. Such late fee will be in addition to any and all interest and costs of collection of late due amounts.


                                   ARTICLE 5
                               OPERATING EXPENSES

         5.1 PAYMENT OF INCREASES IN OPERATING EXPENSES. Tenant will pay as Additional Rent during the term of this Lease Tenant's Pro Rata Share of the Operating Expenses (as defined in EXHIBIT B) of the Building during the term. Tenant's share of Operating Expenses will be estimated at the beginning of each Lease Year (the "ESTIMATED EXPENSE PAYMENT") and will be paid in quarterly installments on or before the first day of each calendar quarter, in advance, in an amount reasonably estimated by Landlord. Tenant's Estimated Expense Payment for a partial quarter will be pro rated based on a 90 day quarter and the actual number of days in such partial quarter.

         5.2 STATEMENT. Within ninety (90) days following the end of each Lease Year, Landlord will furnish to Tenant a statement showing the total actual amount of Operating Expenses for the Lease Year just expired (the "ACTUAL OPERATING EXPENSES"). If Tenant's Pro Rata Share of the Actual Operating Expenses for such Lease Year exceed the aggregate of Tenant's Estimated Expense Payments for such Lease Year, Tenant will pay to Landlord the deficiency within thirty (30) days after receipt of said statement. If the aggregate of Tenant's Estimated Expense Payments exceed Tenant's Pro Rata Share of the Actual Operating Expenses, as shown on such statement, Tenant will be entitled to offset the excess against payments next thereafter becoming due under this Lease.

         5.3 AUDIT. Tenant shall have the right at any time within two (2) years after the close of each lease year and partial lease year, but not more often than once with respect to any lease year and partial lease year, to cause an audit to be made by an independent accountant, upon at least three (3) days' prior written notice to Landlord. Tenant agrees that any information obtained from all such records and reports examined by it or by its designated accountant shall be held in strict confidence. All such actions or claims for overpayment of Additional Rent shall be barred after said two-year period. If Tenant should make such an audit and any portion of the Additional Rent shown by Landlord's quarterly statement has been overstated by more than five (5%) and if such overstatement resulted in an overpayment of any portion of Additional Rent by at least One Thousand Dollars ($1,000), then, Landlord, in addition to refunding that portion of Additional Rent overpaid as determined by such audit, shall pay to Tenant the reasonable cost of such audit.

         5.4 FINAL ASSESSMENT. Tenant will be liable for Tenant's Pro Rata Share of Operating Expenses for the year in which the Lease terminates, prorated to the date of expiration of the Lease Term, even though the Lease Term has expired and Tenant has vacated the Premises at the time that such Operating Expenses are finally computed. Within thirty (30) days after Tenant's receipt of a statement of the final computation of the Operating Expenses for the year in which the Lease terminates, Tenant will pay to Landlord or Landlord will pay to Tenant, as the case may be, the amount by which the estimated payments made by Tenant were less than, or exceeded, Tenant's Pro Rata Share of the Operating Expenses for such final Lease Year. The obligations of Landlord and Tenant provided in this ARTICLE 5 will survive the termination of the Lease.


                                   ARTICLE 6
                             SERVICES AND UTILITIES

         6.1 UTILITIES TO THE PREMISES. Landlord will furnish to the Premises heating and air conditioning required for the comfortable use and occupation of the Premises, twenty four hours per day, seven days per week. Electricity to the Premises for normal lighting and fractional horsepower office machines will be furnished twenty four hours per day seven days per
week.   Water to the Premises will also be furnished.  All utilities to the
Premises will be separately metered and the costs for all utilities used at the Premises will be paid directly by Tenant as and when due. Tenant will be responsible for light bulb replacement within the Premises.

         6.2 FAILURE OF UTILITY SERVICES. Unless resulting from Landlord's negligence or wilful misconduct and except as provided below, Landlord will not be liable in damages or otherwise for any failure or interruption of any utility service to the Premises. No failure or interruption of utility service will entitle Tenant to terminate this Lease. Landlord will provide Tenant with at least three (3) days advance notice delivered to the Premises if Landlord intends to interrupt or cause to be interrupted any utility services at the Premises. If utility services to the Premises are to be interrupted for a period of time longer than seventy-two (72) hours by virtue of the act or omission of Landlord, Minimum Rent will be abated during the period of interruption, as Tenant's sole remedy, until such services are restored. Landlord will not be liable for, and Tenant will not be entitled to, any reduction of rental or other damages by reason of Landlord's failure to furnish any utility services when such failure is caused by Tenant or Tenant's Related Parties, by accident, breakage, repairs, strikes, lockouts or other labor disturbances or labor disputes of any character, or by any other cause, similar or dissimilar, beyond the reasonable control of Landlord.

         6.3 COMMON AREA SERVICES. Landlord will also maintain and keep lighted the Common Areas, which damage will be repaired by Landlord at Tenant's expense. Wherever heat generating machines or equipment are used in the Premises which affect the temperature otherwise maintained by the air conditioning system in other parts of the Building, Landlord reserves the right, but will have no obligation, to install supplementary air conditioning units in the Premises, and the cost thereof, including the cost of installation, and the cost of operation and maintenance thereof, will be paid by Tenant to Landlord within ten (10) days of receipt of an invoice therefor from Landlord.


                                   ARTICLE 7
                                     TAXES

         7.1 TENANT'S PROPERTY TAXES. Tenant will pay, or cause to be paid, before delinquency, any and all taxes levied or assessed and which become payable during the term hereof upon Tenant's equipment and furniture, fixtures installed at Tenant's direct expense, and Tenant's personal property located in the Premises. In the event any or all of the Tenant's equipment or furniture, fixtures installed at Tenant's direct expense, or Tenant's personal property will be assessed and taxed with the Building, Tenant will pay to Landlord its equitable share of such taxes within thirty (30) days after delivery to Tenant by Landlord of a notice of assessment from the Salt Lake County Assessor showing such joint assessment accompanied by a statement in writing from Landlord setting forth the amount of such taxes applicable to Tenant's property.

         7.2 ADDITIONAL TAXES. In addition to all other amounts which Tenant is required to pay under this Lease, Tenant will pay before delinquency any and all taxes, assessments or other charges of any kind imposed by any federal, state, county, municipal or other governmental body or agency and payable by Landlord or Tenant (excluding income, franchise, inheritance or estate taxes), whether or not now customary or within the contemplation of the parties, with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises.

         7.3 SALES TAX. Tenant agrees to pay to Landlord a sum equal to the amount which Landlord is required to pay or collect by reason of any privilege tax, sales tax, gross proceeds tax, rent tax, or like tax levied, assessed or imposed by any federal, state, county or municipal governmental authority, or any subdivision thereof, upon any rent or other charges required to be paid under this Lease. Such sum will be paid simultaneously with the rental payment or other charge upon which such sum is based.


                                   ARTICLE 8
                          USE; MAINTENANCE AND REPAIRS

         8.1 DESIGNATED USE. Tenant agrees to use the Premises solely for the Permitted Uses. Tenant will not use or permit the Premises to be used for any other purpose whatsoever without Landlord's prior written consent, which consent may be given or withheld in Landlord's sole discretion.

         8.2 INSURANCE REQUIREMENTS; GOVERNMENTAL REGULATIONS. Tenant will not do or permit anything to be done in or about the Premises, or bring or keep anything on the Premises, which will in any way increase the rate of fire insurance on the Building. At Tenant's expense, Tenant agrees to comply, in all respects, with all fire and public liability insurance requirements relating to the Premises. Tenant agrees to comply promptly, in all respects, with all governmental laws, ordinances, orders, rules and regulations affecting the Premises. Tenant hereby agrees to indemnify and hold Landlord and Landlord's Related Parties harmless for, from and against any losses, liabilities, damages, costs, expenses, and claims of any kind whatsoever, including reasonable attorneys' fees, arising from or relating to the violation of the provisions of this SECTION 8.2 or of SECTION 8.3. This indemnity will survive the expiration or earlier termination of the Lease Term. Notwithstanding the above, Tenant shall not be responsible to indemnify or hold Landlord and Landlord's Related Parties harmless for, from and against any losses, liabilities, damages, costs, expenses, and claims of any kind whatsoever, including reasonable attorneys' fees, arising from or relating to any environmental remediation on the Premises as a result of the disposal, generation, manufacture, presence, processing, production, release, storage, transportation, treatment, or use of Hazardous Materials on, under or about the Premises for which Tenant is not liable under SECTION 8.3.

         8.3 ENVIRONMENTAL COMPLIANCE. Tenant will not dispose of, generate, manufacture, process, produce, release, store, transport, treat, or use, nor will it permit the disposal, generation, manufacture, presence, processing, production, release, storage, transportation, treatment, or use of Hazardous Materials (other than De Minimis Amounts) on, under, or about the Premises. In that connection, Tenant agrees that Tenant will comply and cause all of its Related Parties to (a) comply with all Environmental Laws; (b) obtain and maintain or cause to be obtained and maintained all permits, licenses, and approvals required under Environmental Laws or otherwise relating to Hazardous Materials; and (c) comply with all conditions and requirements of such permits, licenses, and approvals. As used in this SECTION 8.3, certain capitalized terms are defined as follows:

                 (a) DE MINIMIS AMOUNTS: means Hazardous Materials (i) being stored for future use on the Premises or (ii) being used on the Premises in such quantities that as to (i) and (ii), (A) do not constitute a violation of any Environmental Law, and (B) are customarily employed in, or associated with similar businesses as operated by Tenant. De Minimis Amounts does not include Hazardous Materials being disposed of, generated, manufactured, processed, produced, released, transported, or treated.

                 (b) ENVIRONMENTAL LAWS: means the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Federal Water Pollution Control Act of 1977, 33 U.S.C. Section 1251 et seq., as amended by the

         Water Quality Act of 1987; FIFRA; the Marine Protection, Research, and Sanctuaries Act of 1972, 33 U.S.C. Section 1401 et seq.; the National Environmental Policy Act of 1969, 42 U.S.C. Section 4321 et seq.; the Noise Control Act of 1972, 42 U.S.C. Section 4901 et seq.; the Occupational Safety and Health Act of 1970, 29 U.S.C. Section 651 et seq., as amended by the Hazardous and Solid Waste Amendments of 1984; the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; CERCLA, as amended by the Superfund Amendments and Reauthorization Act, the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C.
         Section 11001, and the Radon Gas and Indoor Air Quality Research Act of 1986, 42 U.S.C. Section 7401; The Utah Indoor Clean Air Act; RCRA; TSCA; AREA; and NWPA, all as may be amended, with implementing regulations and guidelines. Environmental Laws will also include all federal, state, regional, county, municipal, and other local laws, regulations, and ordinances insofar as they are equivalent or similar to the federal laws above or purport to regulate (now or in the future) Hazardous Material.

                 (c) HAZARDOUS MATERIALS: means any hazardous substance, pollutant, or contaminant regulated under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et seq. ("CERCLA"); oil and petroleum products and by-products and natural gas, natural gas liquids, liquefied natural gas, and synthetic gas usable for fuel, urea formaldehyde foam insulation, and chlorofluorocarbons; pesticides regulated under the Federal Insecticide, Fungicide and Rodenticide Act, as amended, 7 U.S.C. Section 136 et seq. ("FIFRA"); asbestos, polychlorinated biphenyl, and other substances regulated under the Toxic Substances Control Act, as amended, 15 U.S.C. Section 2601 et seq. ("TSCA"); chemicals subject to the Occupational Safety and Health Standards, Hazard Communication, 29 C.F.R. Section 1910.1200, as amended; source material, special nuclear, by-product materials, and any other radioactive materials or radioactive wastes, however produced, regulated under the Atomic Energy Act of 1954, as amended, 42 U.S.C. Section 2011 et seq. ("AREA"); or the Nuclear Waste Policy Act of 1982, as amended, 42 U.S.C. Section 10101 et seq. ("NWPA"); industrial process and pollution control wastes whether or not hazardous within the meaning of the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. Section 6901 et seq. ("RCRA"); and any other hazardous substance, pollutant or contaminant that is regulated or becomes regulated under any other Environmental Laws.

         8.4 RESTRICTIONS ON USE. No auction, fire or bankruptcy sales may be conducted in the Premises without Landlord's prior written consent, which consent Landlord may give or withhold in Landlord's sole and absolute discretion. Tenant will not perform any acts or carry on any practices which may injure the Building or be a nuisance or menace to other tenants in the Building. Tenant will not burn any trash or garbage of any kind in or about the Premises or Building. Tenant will not make any use of the Premises which is not in compliance with the terms of this Lease or with the Building Rules and Regulations, or with the restrictive covenants of the research park in which the Building is located. Tenant will not overload any floor or facility, throw any foreign substances in plumbing fixtures or use the plumbing fixtures for any purpose other than that for which constructed. All rules and regulations promulgated by Landlord shall be reasonable and uniform in application, and Tenant's obligation to comply shall be applicable to the extent such rules and regulations are not inconsistent with the terms of the Lease.

         8.5 REPAIRS AND MAINTENANCE BY LANDLORD. Landlord agrees to repair the foundations, the structural columns contained in walls shared by Tenant and other tenants in the Building, exterior walls (other than Premises fronts and exterior entrances), the roof of the Premises, and, to the extent not located on the Premises or premises leased to other tenants, the plumbing, sewage, heating, cooling, and ventilation systems; provided, however, Landlord will not have any duty to make any of the foregoing repairs until a reasonable time after Landlord has received written notice from Tenant that such repairs need to be made. Landlord also agrees to maintain any portion of the Building used in common with other tenants in the Building. Landlord will also keep the sidewalks and parking areas reasonably free from ice and snow. Except as otherwise set forth herein, all other items of maintenance and repair are the sole responsibility and expense of Tenant. Notwithstanding the foregoing, Tenant agrees, at Tenant's expense, upon at least ten (10) days prior written notice, to make all necessary repairs to the Premises or the Building caused by the acts or omissions of Tenant, its agents, employees or licensees. Where the interior of the Premises, any of Tenant's fixtures or trade equipment is damaged due to the negligence of Landlord, its employees, agents or contractors, Landlord shall reimburse Tenant for the reasonable repair and/or replacement cost of any such damaged items.

         8.6 REPAIRS AND MAINTENANCE BY TENANT. Tenant agrees, at Tenant's expense, to keep the Premises in a clean, safe and sanitary condition. Tenant agrees to immediately replace broken glass in exterior and interior windows and doors with glass of the same quality, and, on Landlord's request, to remove any encroachments maintained or authorized by Tenant on any public place without Landlord's prior written consent. Tenant also agrees to keep the Premises (including exterior entrances, fronts and the interior of exterior walls), all partitions, doors, fixtures and equipment (including lighting, heating and plumbing fixtures and any air conditioning system) in the Premises in good order, condition and repair and in compliance with all applicable laws, rules and regulations. Tenant agrees to keep the Premises, the walkways adjacent to the Premises, and any loading platform and service areas allocated for the exclusive use of Tenant, clean and free from rubbish and dirt at all times. Tenant agrees to store all trash and garbage within the Premises and to arrange for the regular pick-up of such trash and garbage at Tenant's expense, unless garbage pick-up is provided by Landlord. The cost of maintenance and repair of that part of any wall shared with other tenants of the Building will be borne equally by all tenants sharing such wall; provided, however, Tenant will be solely responsible for repairs to such shared walls necessitated by the negligence or intentional acts or omissions of Tenant, its agents, employees or licensees. If Tenant refuses or neglects to commence repairs within ten (10) days after receipt of written demand from Landlord, or adequately to complete such repairs within a reasonable time after such demand, Landlord, in addition to any other rights and remedies contained in this Lease or available to Landlord at law or in equity, may enter the Premises and make the repairs, at Tenant's expense and without liability to Tenant for any loss or damage which may accrue to Tenant's stock or business by reason of such entry and repair work. Landlord may enter into repair or maintenance contracts covering the heating, air conditioning and ventilation systems located on the Premises and other parts of the Building, and Tenant agrees to pay for the service or repairs rendered under such contracts to the extent that such charges are attributable to items which Tenant is obligated to maintain and repair under this SECTION 8.6.

         8.7 ALTERATIONS AND IMPROVEMENTS. Tenant may not make any alterations, improvements, renovations, additions, or utility installations in, on or to the Premises, the exterior of the Premises, the exterior walls, the roof, or any structural, mechanical or electrical component without Landlord's prior written consent (which consent will not be unreasonably withheld), other than improvements and alterations costing less than $5,000 and which do not alter the exterior or any structural elements of the Premises, the Common Areas or the Building. All improvements and alterations undertaken by Tenant will be done in a good and workmanlike manner by contractors licensed in the State of Utah and will be prosecuted diligently to completion, with a minimum of disruption to other tenants in the Building. The installation or removal of any equipment or trade fixtures of Tenant will not constitute an alteration or improvement. All improvements which may be made or installed by either Landlord or Tenant will remain upon the Premises and will become the property of Landlord upon termination of this Lease for any reason, unless Landlord requests removal of a particular item by Tenant, in which case Tenant will remove the item and restore the Premises to the condition prior to installation of the particular item.

         8.8 LIENS. Tenant agrees to keep the Premises and the Building free from any liens arising out of any work performed on the Premises or materials furnished to the Premises. Landlord may, at any time and in accordance with applicable law, post notices of non-responsibility on the Premises and record verified copies of those notices in connection with all work of any kind upon the Premises.

         8.9 BUILDING/BUILDING REMODELING OR ALTERATIONS. In the event Landlord is performing or is causing to perform remodeling and/or alterations on the Building, Tenant will attempt to continue to operate its business if it can do so in a clean and safe environment. If Tenant cannot do so, or if Tenant is required to close its operation by virtue of such remodeling or alterations, as Tenant's sole remedy, Minimum Rent and all other charges under the Lease will be abated until such time as Tenant reopens for business. If such interruption in the operation of Tenant's business shall continue for a period of more than forty-five (45) days, Tenant may terminate this Lease at any time thereafter upon thirty (30) days written notice to Landlord.


                                   ARTICLE 9
                            INSURANCE; CASUALTY LOSS

         9.1 GENERAL INDEMNIFICATION. Tenant covenants and agrees to indemnify and save Landlord and Landlord's Related Parties entirely harmless for, from and against each and every claim, demand, liability, loss, cost, damage and expense, including, without limitation, reasonable attorneys' fees and court costs, arising out of any accident or other occurrence causing injury to or death of persons or damage to property by reason of construction or maintenance of any improvements on the Premises, of any additions, alterations or renovations thereto, or due to the condition of the Premises, or the use or neglect thereof by Tenant or any of Tenant's Related Parties, or any other person, or otherwise occurring upon the Premises, unless caused by the negligence or wilful misconduct of Landlord. Tenant further agrees to indemnify and save Landlord and Landlord's Related Parties and their respective interests in the Premises entirely harmless for, from and against all claims, demands, liabilities, damages and penalties arising out of any failure of Tenant to comply with any of Tenant's obligations under this Lease, including without limitation reasonable attorneys' fees and court costs.

Landlord agrees to indemnify and save Tenant and Tenant's Related Parties entirely harmless for, from and against each and every claim, demand, liability, loss, cost, damage and expense, including, without limitation, reasonable attorneys' fees and court costs, arising out of any accident or other occurrence causing injury to or death of persons or damage to property by reason of maintenance of the Common Areas, of any additions, alterations or renovations thereto, or due to the condition of the Common Areas, or the use or neglect thereof by Landlord or any of Landlord's Related Parties, or any other person, or otherwise occurring upon the Common Areas, unless caused by the negligence or wilful misconduct of Tenant or any of Tenant's Related Parties. Landlord further agrees to indemnify and save Tenant and Tenant's Related Parties and their respective interests in the Premises entirely harmless for, from and against all claims, demands, liabilities, damages and penalties arising out of any failure of Landlord to comply with any of Landlord's obligations under this Lease, including without limitation reasonable attorneys' fees and court costs. These indemnity provisions, as well as all other indemnity provisions in this Lease, will survive the expiration of this Lease or the earlier termination thereof.

         9.2 TENANT'S INSURANCE. Tenant agrees, at Tenant's expense, to maintain the following insurance policies during the entire Lease Term:

                 (a) A policy of comprehensive liability and property damage insurance providing coverage against liability for injury or death to persons and for property damage occurring in or about the Premises. The bodily injury insurance will have a policy limit of not less than $1,000,000 per occurrence, and the property damage liability insurance will have a policy limit of not less than $1,000,000 per occurrence;

                 (b) A policy of plate glass insurance covering all plate and other glass in the Premises; provided, however, that Tenant may self-insure as to any plate glass and personal property at the Premises so long as Tenant's net worth during the period of self-insurance shall not be less than Fifteen Million Dollars
         ($15,000,000);

                 (c) A policy providing fire and extended coverage, vandalism, malicious mischief, sprinkler leakage and special extended coverage insurance in an amount adequate to cover the full cost of replacement of all personal property, inventory, decorations, trade fixtures, furnishings, equipment and other contents in the Premises; and

                 (d) Such other insurance policies as Landlord may reasonably require from time to time or as are customary for reasonably prudent tenants similarly situated to Tenant to carry.

All such insurance policies will name Tenant as insured, with the Landlord named as an additional insured (as well as such other persons, firms or corporations as Landlord may designate) and will be written by one or more insurance companies licensed to do business in Utah and rated "B- VIII" or better by the then most current edition of Best's Insurance Guide (or if such guide is no longer published, then having a comparable rating as specified by Landlord from time to time). Such policies will also include an endorsement requiring the company writing such policy to give Landlord at least thirty (30) days' notice in writing in advance of any cancellation or lapse of such policy or the effective date of any reduction in the amount of coverage under such policy. All public liability, property damage, and other casualty insurance policies obtained by Tenant pursuant to this Section will be written as primary insurance and not contributing with separate coverage which Landlord may carry. Tenant agrees to furnish Landlord with certificates of insurance showing that insurance meeting the requirements of this Section has been obtained and fully paid for by Tenant. Similar certificates of insurance as to renewal policies will be provided to Landlord at least fifteen (15) days prior to the expiration of any policy. The parties hereby acknowledge and accept Zurich-American Insurance Company as Tenant's insurer.

         9.3 LANDLORD'S INSURANCE. Landlord agrees to carry during the entire Lease Term the following insurance policies:

                 (a) Fire and extended coverage insurance on the Building in the amount of the full replacement cost thereof; and

                 (b) Comprehensive liability and property damage insurance against claims for bodily injury, loss of life or property damage occurring on or in the Building and on the portion of the streets and sidewalks adjacent thereto with bodily injury, loss of life and property damage coverage in a combined single limit of not less than $1,000,000 for total claims for any one occurrence with Tenant named as an additional insured.

         9.4 WAIVER OF SUBROGATION. Landlord and Tenant each hereby waive any and all rights of recovery against the other or against the Related Parties of the other, on account of loss or damage occasioned to such waiving party or its property or any property of others under its control to the extent that such loss or damage is insured under the insurance required to be maintained pursuant to this Lease. Landlord and Tenant will each, upon obtaining the respective policies of insurance required under this Lease, give notice to the insurance carrier or carriers that the foregoing mutual waiver of subrogation is contained in this Lease and obtain from the respective carriers an endorsement waiving any right of subrogation in favor of the insurer.

         9.5 DAMAGE OR DESTRUCTION; LANDLORD TO REBUILD. In case the Premises are partially or totally destroyed by fire or other casualty insurable under Landlord's fire and extended coverage insurance so as to become partially or totally untenantable, Landlord agrees to rebuild and repair the Premises as provided in SECTION 9.7, unless Landlord elects not to rebuild as provided in
SECTION 9.6.

         9.6     OPTION TO TERMINATE.  If it so happens that:

                 (a) Fifty percent (50%) or more of the gross leasable Floor Area of the Building is destroyed or damaged by fire or other casualty insurable under Landlord's fire and extended coverage, notwithstanding that the Premises may have sustained little or no damage;

                 (b) The Building is destroyed to the extent of at least thirty-three and one-third percent (33-1/3%) of the replacement cost thereof;

                 (c) Either the Premises or the Building are partially or totally destroyed by a cause or casualty other than those covered by Landlord's fire and extended coverage insurance; or

                 (d) Either the Premises or the Building are declared unsafe or unfit for occupancy by any governmental authority and repairs are thereby required;

then, in any such event, Landlord may, if Landlord elects, rebuild or put the Building in good condition and fit for occupancy within a reasonable time after such destruction or damage (using due diligence but subject to force majeure events), or Landlord may give notice in writing to Tenant not later than thirty
(30) days after any such damage or destruction terminating this Lease. Unless Landlord elects to terminate this Lease, this Lease will remain in full force and effect and the parties waive the provisions of any law to the contrary. Should the Premises be diminished or the square footage reduced, Tenant's Annual Minimum Rent shall be adjusted on a prorated basis.

         9.7 PORTIONS TO BE REBUILT BY LANDLORD AND TENANT. Landlord's obligation to rebuild (should Landlord elect or be obligated to repair or rebuild) will be limited to the Building and the Premises, as originally provided to Tenant at Term Commencement, to the extent that insurance proceeds are available to Landlord to rebuild. Tenant, at Tenant's expense, will replace and fully repair all of Tenant's exterior signs, trade fixtures, equipment, and other installations originally installed by Tenant, to the extent of Tenant's available insurance proceeds. All insurance proceeds payable under Landlord's fire and extended coverage risk insurance will be payable solely to Landlord, and Tenant will have no interest in such proceeds.

         9.8 NON-LIABILITY. Tenant will not be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises, the Building, Tenant's personal property or any inconvenience or annoyance caused by such damage, repair, or reconstruction unless caused by the gross negligence or wilful misconduct of Landlord or its agents. Notwithstanding the destruction of or injury to the Premises or any part of the Premises, whether or not the same are rendered untenantable or unfit for occupancy, Tenant will have no right to quit and surrender possession and will have no right to any abatement of rent, except as specifically provided in SECTION 9.9.

         9.9 OPERATIONS DURING RECONSTRUCTION PERIOD. During any period of repair and reconstruction, the Minimum Rent will be abated proportionately with the degree to which Tenant's use of the Premises is impaired, such abatement to commence with the date of damage or destruction and to continue throughout the period of repair. Tenant agrees to continue the operation of Tenant's business on the Premises during any such period to the extent reasonably practicable from the standpoint of prudent business management. The obligation of Tenant to pay Additional Rent will remain in full force and effect under all circumstances, unless the casualty events leading to the loss of use of the Premises were caused by the gross negligence or wilful misconduct of Landlord or its agents.


                                   ARTICLE 10
                                 EMINENT DOMAIN

         10.1 ENTIRE OR SUBSTANTIAL TAKING. If title to all or a substantial portion of the Premises is taken for any public or quasi-public use under any statute or by right of eminent domain, or by purchase in lieu of condemnation, so that a reasonable amount of reconstruction of the Premises will not result in the Premises being reasonably suited for Tenant's continued occupancy for the uses and purposes for which the Premises are leased, this Lease will terminate as of the date that possession of said Premises, or part thereof, is taken.

         10.2 PARTIAL TAKING. If any part of the Premises are taken and the remaining part (after reconstruction of the then existing Building) is reasonably suitable for Tenant's continued occupancy for the purposes and uses for which the Premises are leased, this Lease will terminate as to the part so taken as of the date that possession of such part of the Premises is taken, and the Minimum Rent will be reduced in the same proportion that the Floor Area of the portion of the Premises so taken (less any additions to the Premises by reason of any reconstruction) bears to the original Floor Area of the Premises. Landlord will make such repairs and alterations to the Premises and to the Building as may be reasonably necessary to restore the part not taken to useful condition. A just and proportionate part of the Minimum Rent will be abated during such restoration if there is a substantial interference with Tenant's business. If part of the Premises are taken and the remaining part (after reconstruction of the then existing Building) would not be reasonably suitable for Tenant's continued occupancy for the purposes and uses for which the Premises are leased, Tenant, at Tenant's option exercisable within thirty (30) days after such taking, may terminate the Lease as of the date possession is taken.

         10.3 DISPOSITION OF PROCEEDS. All compensation awarded or paid upon a total or partial taking of the Building or the Premises will belong to Landlord, whether such compensation is awarded or paid as compensation for diminution in value of the leasehold or the fee. Landlord will not be entitled to any award made to Tenant for loss of business, depreciation to, and cost of removal of stock and fixtures.

                                   ARTICLE 11
                                     SIGNS

         11.1 ERECTION AND REMOVAL OF SIGNS. Tenant may, if Building policy permits, place suitable signs on the Premises for the purpose of indicating the nature of the business carried on by Tenant in the Premises; provided, however, that such signs will be in keeping with other signs in the district where the Premises are located, will comply with all local ordinances, and that the location and size of such signs will be approved by Landlord prior to their erection, such approval not to be unreasonably withheld. Signs will be removed prior to the expiration of this Lease and any damage to the Premises caused by installation or removal of signs will be repaired at expenses of Tenant. All work will be completed in a good workmanlike manner. Tenant agrees properly to maintain all approved signs.


                                   ARTICLE 12
                                  COMMON AREAS

         12.1 USE OF COMMON AREAS. Landlord grants to Tenant and its agents, employees and customers the non-exclusive right to use the Common Areas and the improvements located on the Common Areas at all times during the Lease Term in accordance with the terms hereof, subject to the exclusive control and management thereof at all times by Landlord, and subject further to Landlord's right to establish rules and regulations for the use of the Common Areas in accordance with SECTION 13.1.

         12.2 MANAGEMENT AND OPERATION OF COMMON AREA. Landlord will operate and maintain or will cause to be operated and maintained the Common Areas in a manner deemed by Landlord to be reasonable and appropriate and in the best interests of the Building. Landlord will have the right: (i) to establish, modify, and enforce reasonable and non-discriminatory rules and regulations with respect to the Common Areas; (ii) to enter into, modify and terminate easement and other agreements pertaining to the use and maintenance of the Common Areas; (iii) to close all or any portion of the Common Areas to such extent as may, in the opinion of Landlord, be in the best interest of the Building; (iv) to close temporarily any or all portions of the Common Areas; and (v) to do and perform such others costs in and to said areas and improvements as, in the exercise of good business judgment, Landlord will determine to be advisable, and Landlord will have no liability to Tenant for any such actions taken in accordance with the provisions of this Section. Except as may be required on a temporary basis with respect to maintenance and repairs of certain items, including, without limitation, Common Areas and utilities, no structures shall be installed by Landlord in such a manner as to unreasonably interfere with (a) the visibility of signage; (b) ingress and egress to and from the Premises; and (c) the parking spaces nearest to the Premises. Landlord further agrees not to reduce the number of parking spaces depicted on Exhibit "A" attached hereto below the number required by law and shall not remove the ten (10) parking spaces closest to the front entrance of the Premises. Landlord shall cause the Common Areas of the Building to be kept and maintained in a good and sanitary condition, free from snow, ice, debris and rubbish and shall cause all repairs to be made in and to the Common Areas, including all utility lines leading to and from the Premises.


                                   ARTICLE 13
                             RULES AND REGULATIONS

         13.1 BUILDING RULES AND REGULATIONS. Landlord may promulgate such reasonable rules and regulations relating to the use of the Premises and the Building as Landlord may deem appropriate and for the best interests of the Building. Such rules and regulations will be binding upon Tenant upon delivery of a copy thereof to Tenant. The rules and regulations may be amended by Landlord from time to time, with advance notice, and all such amendments will be effective upon delivery of a copy to Tenant, provided such amendments are uniformly applicable to all Building tenants in a non-discriminatory manner.


                                   ARTICLE 14
                  ASSIGNMENT AND SUBLETTING; SALE BY LANDLORD

         14.1 ASSIGNMENT AND SUBLETTING. Tenant may assign its interest in this Lease or sublet the Premises only with the prior written consent of Landlord, which consent Landlord may give or withhold in its sole and absolute discretion. Any attempted assignment or subletting without Landlord's prior written consent will be void, will confer no rights upon any third person and will constitute an event of default under this Lease, entitling Landlord to immediately terminate this Lease. Each assignment or subletting to which Landlord has consented will be evidenced by an instrument in writing in form satisfactory to Landlord and will be executed by the assignor or sublessor and by the assignee or subtenant. Each assignee or subtenant will also agree in writing to assume, to be bound by, and to perform the terms, covenants, and conditions of this Lease to be done, kept, and performed by Tenant. One executed copy of such written instrument will be delivered to Landlord. No such assignment or subletting will release Tenant from Tenant's obligations to Landlord under this Lease unless Landlord agrees in writing to such release. Landlord's consent to an assignment or sublease on one occasion will not be deemed a consent to any subsequent assignment or sublease. Notwithstanding the foregoing, nothing contained in this Lease shall be construed to prohibit or require the consent of Landlord to an assignment or sublease (i) to a parent or wholly-owned subsidiary corporation or other entity wholly owned by Tenant; or
(ii) resulting from a merger, consolidation, reorganization or in connection with the transfer of substantially all of the assets or stock of Tenant.

         14.2 LICENSEES. Tenant agrees not to permit any business to be operated in or from the Premises by any licensee or other person without the prior written consent of Landlord, which consent Landlord may give or withhold in its sole and absolute discretion.

         14.3 INDIRECT TRANSFERS. Any sale, transfer, encumbrance, or other disposition of a Controlling Interest in Tenant will be deemed a prohibited assignment of this Lease under SECTION 14.1, unless Tenant has complied with the provisions of SECTION 14.1. As used herein, "CONTROLLING INTEREST" means an interest, the ownership of which empowers the holder to exercise a controlling influence over the management, policies or personnel of a corporation, general partnership, joint venture, limited partnership, limited liability partnership, limited liability company, trust, estate or other entity. Ownership of 10% or more of the equity or voting securities of a corporation, limited liability company or limited liability partnership or ownership of any general partnership interest in a partnership will be deemed conclusively to constitute a Controlling Interest in the corporation, limited liability company, or partnership, as the case may be.

         14.4 ASSIGNMENT BY OPERATION OF LAW; BANKRUPTCY. In no event will this Lease or any interest in this Lease be assigned or assignable by operation of law or by voluntary or involuntary bankruptcy proceedings without the prior written consent of Landlord. In no event will this Lease or any rights or privileges under this Lease be an asset of Tenant under any bankruptcy, insolvency or reorganization proceedings.

         14.5 SALE OF PREMISES BY LANDLORD. Provided that (i) none of Tenant's rights under this Lease shall be disturbed unless Tenant is in default, and (ii) a Non-Disturbance Agreement is executed by all appropriate parties, in the event of any sale or exchange of the Premises by Landlord and the assignment by Landlord of this Lease and execution by the new owner of an assumption agreement agreeing to recognize the tenancy of Tenant pursuant to this Lease and to assume all of Landlord's obligations hereunder, Landlord will be and is hereby entirely released of all liability under any and all of its covenants and obligations contained in or derived from this Lease occurring after the consummation of such sale or exchange and assignment.


                                   ARTICLE 15
                             LIENS AND ENCUMBRANCES

         15.1 ENCUMBERING THE PREMISES. During the Term of this Lease, Tenant will not cause or permit any lien, claim, charge or encumbrance of any nature or description whatsoever to attach to or encumber the Premises, the Building, or any part thereof.

         15.2    SUBORDINATION.

                 (a) SUBORDINATION. Provided that (i) none of Tenant's rights under this Lease shall be disturbed unless Tenant is in default, and (ii) a Subordination, Non-Disturbance Agreement is executed by all appropriate parties, this Lease, at Landlord's option, will be subordinate to any mortgage, deed of trust, or any other hypothecation or security now or hereafter placed upon the Building and to any and all advances made on the security thereof and to all renewals, modifications, consolidations, replacements and extensions thereof. If any mortgagee or trustee will elect to have this Lease prior to the lien of its mortgage or deed of trust, and will give written notice thereof to Tenant, this Lease will be deemed prior to such mortgage or deed of trust, whether this Lease is dated prior or subsequent to the date of said mortgage or deed of trust or the date of recording thereof.

                 (b) EXECUTION OF CERTAIN DOCUMENTS. Tenant agrees to execute any documents required to effectuate an attornment or a subordination or to make this Lease prior to the lien of any mortgage or deed of trust, as the case may be. Tenant's failure to execute such documents within ten (10) days after written demand will constitute a material default by Tenant under this Lease.


                                   ARTICLE 16
                               EVENTS OF DEFAULT

         16.1 EVENTS OF DEFAULT. The following will constitute events of default by Tenant under this Lease:

                 (a)      If Tenant fails to pay any rent (including Additional
         Rent) or any other sums payable pursuant to this Lease on the date due, whether or not the same will have been demanded, and such failure continues for a period of ten (10) days after Tenant has received written notice thereof;

                 (b) Tenant makes an unauthorized assignment of this Lease or enters into any unauthorized sublease;

                 (c) Except as otherwise provided in this SECTION 16.1, if Tenant fails to observe or perform any of the other covenants or agreements contained in this Lease to be observed or performed by Tenant, but such failure, if of a type that can be cured or corrected by Tenant, will not be a default unless such failure continues for thirty (30) days after written notice of breach is given by Landlord to Tenant except that if such failure is of such a character as to require more than thirty (30) days to correct, Tenant will not be in default if Tenant commences actions to correct such failure within the 30-day period and thereafter, using reasonable diligence, cures such failure;

                 (d) If Tenant or any guarantor of this Lease will file a petition in bankruptcy or for reorganization or for an arrangement pursuant to any federal or state bankruptcy law or any similar federal or state law, or is adjudicated a bankrupt or makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due, or if a petition or answer proposing the adjudication of Tenant or any guarantor of this Lease as a bankrupt or for reorganization of Tenant or such guarantor pursuant to any federal or state bankruptcy law or any similar federal or state law is filed in any court and Tenant or such guarantor consents to or acquiesces in the filing thereof or such petition or answer is not discharged or denied within sixty (60) days after the occurrence of any of the foregoing, or if a receiver, trustee or liquidator of Tenant or such guarantor or of all or substantially all of Tenant's or such guarantor's assets or Tenant's interest in this Agreement is appointed in any proceeding brought by Tenant or any guarantor, or if any such receiver, trustee or liquidator is appointed in any proceeding brought against Tenant or such guarantor and is not discharged within sixty (60) days after the occurrence thereof, or if Tenant or such guarantor consents to or acquiesces in such appointment; or

                 (e) Notwithstanding anything contained in the Lease, expressly or impliedly to the contrary, it is specifically and expressly understood and agreed that Tenant shall be under no obligation to continuously conduct its business in the Premises at any time during the Term; provided, however, Tenant shall remain obligated for the payment of rent and other charges under the Lease. Tenant's failure to conduct its business in the Premises shall not, in and of itself, in any way be deemed an event of default under the Lease nor shall such failure, in and of itself, otherwise entitle Landlord to commence or to maintain any action, suit or proceeding, whether in law or in equity, relating in any way to Tenant's failure to continuously conduct its business in the Premises. Landlord and Tenant agree that if Tenant vacates the Premises and all or any portion of the Premises remain vacant for a consecutive thirty (30) day period from the date such space was vacated, Landlord shall have the option at any time after the expiration of said thirty (30) day period to terminate the Lease by giving Tenant fifteen (15) days' prior written notice to terminate the Lease, and such notice shall cancel and terminate the Lease at the end of said fifteen (15) day notice period.


                                   ARTICLE 17
                                    REMEDIES

         17.1 REMEDIES OF LANDLORD. On any event of default, Landlord, at Landlord's option, without further notice or demand beyond that provided in
ARTICLE 16, may exercise any and all rights and remedies available at law or in equity or pursuant to this Lease, in any order, successively or concurrently, including the following:

                 (a) CURE OF DEFAULT. Landlord may take any action deemed necessary by Landlord, in Landlord's sole and absolute discretion, to cure the default. Tenant will be liable to Landlord for all of Landlord's expenses so incurred, as Additional Rent, payable within ten (10) days of receipt by Tenant of an invoice therefor demand.

                 (b) TERMINATION OF LEASE. Landlord may terminate this Lease by written notice to Tenant of Landlord's election to do so. Upon the giving of such notice, the term of this Lease and the estate hereby granted will expire and terminate on the date set forth in such notice as fully and completely and with the same effect as if such date were the date herein fixed for the expiration of the Lease Term, and all rights of Tenant will expire and terminate, but Tenant will remain liable as hereinafter provided. Upon Landlord's notice of termination, Landlord may recover from Tenant:

                          (i) The worth at the time of award of the unpaid Minimum Rent and Additional Rent which had been earned at the time of termination;

                          (ii) The worth at the time of award of the amount by which the unpaid Minimum Rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided;

                          (iii) The worth at the time of award of the amount by which the unpaid Minimum Rent for the balance of the term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; and

                          (iv) Any other amount reasonably necessary to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform his obligations under the Lease.

         The "worth at the time of the award" of the amounts referred to in SUBSECTIONS (I) and (II) above will be computed by allowing interest at the rate of 12% per annum. The "worth at the time of the award" of the amount referred to in SUBSECTION (III) above will be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus 1 percent.

                 (c) RIGHT TO RE-ENTER. Landlord will have the immediate right by proper legal process, whether or not the term of this Lease will have been terminated pursuant to SECTION 19.1(B), to re-enter and repossess the Premises by summary proceedings, ejectment, any other legal action or in any lawful manner Landlord determines to be necessary or desirable and to remove all persons and property therefrom. No such re-entry or repossession of the Premises will be construed as an election by Landlord to terminate the term of this Lease unless a notice of such termination is given to Tenant pursuant to SECTION 17.1(B).

                 (d) RELETTING OF THE PREMISES. At any time or from time to time after the re-entry or repossession of the Premises pursuant to
         SECTION 17.1(C), whether or not the term of this Lease will have been terminated pursuant to SECTION 17.1(B), Landlord will use reasonable efforts to relet the Premises for the account of Tenant at a rental which is reasonable in light of the then existing market conditions in the community, in the name of Tenant or Landlord or otherwise, without notice to Tenant, for such term or terms and on such other conditions and for such uses as Landlord, in its absolute discretion, may determine. Landlord may collect and receive any rents payable by reason of such reletting. The parties recognize Landlord's duty to mitigate damages.

                 (e) NO RELEASE. No expiration or termination of the term of this Lease pursuant to SECTION 17.1(B), by operation of law or otherwise, and no re-entry or repossession of the Premises pursuant to
         SECTION 17.1(C) or otherwise, and no reletting of the Premises pursuant to SECTION 17.1(D) or otherwise, will relieve Tenant of its liabilities and obligations hereunder, all of which will survive such expiration, termination, re-entry, repossession or reletting.

                 (f) DAMAGES. In the event of any expiration or termination of the term of this Lease or re-entry or repossession of the Premises by reason of the occurrence of an event of default, Tenant will pay damages as provided in SECTION 17.1(B) above and in addition will be liable for and will pay to Landlord all expenses of Landlord in connection with reletting the Premises (including, but not limited to, all repossession costs, brokerage commissions, reasonable attorneys' fees and expenses (including fees and expenses of appellate proceedings), employees' expenses, alteration and construction costs and expenses of preparation for such reletting and any and all other expenses and consequential damages related to Tenant's default. 17.2

         17.2 REMEDIES OF TENANT. In the event Landlord fails to keep and perform any of the covenants or agreements pertaining to the Premises or directly affecting the Premises in the Lease contained on the part of Landlord to be kept and performed, Tenant may afford itself of any and all remedies provided by the Lease, at law or in equity.

         17.3 REMEDIES NOT EXCLUSIVE. No right or remedy herein conferred upon or reserved to either party is intended to be exclusive of any other right or remedy, and each and every right and remedy will be cumulative and in addition to any other right or remedy given hereunder, or now or hereafter existing by law, in equity or by statute.


                                   ARTICLE 18
                             ESTOPPEL CERTIFICATES

         18.1 ESTOPPEL CERTIFICATES. Tenant agrees at any time and from time to time upon not less than twenty (20) days' prior request by Landlord, to execute, acknowledge and deliver to Landlord a statement in writing certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the Lease is in full force and effect as modified and stating the modifications), stating the dates to which the Minimum Rent and other charges have been paid in advance, if any, and confirming Tenant's acceptance of the Premises, the commencement of the Lease Term, the rent provided under the Lease, and such other matters as Landlord may request, it being intended that any such statement delivered pursuant to this Section may be relied upon by any prospective purchaser, mortgagee, beneficiary under a deed of trust, or assignee of any mortgagee of the Premises or the Building.


                                   ARTICLE 19
                               GENERAL PROVISIONS

         19.1 WAIVERS. One or more waivers by either party of any covenant or condition contained in this Lease or of any breach or default by the other party will not be construed as a waiver of a subsequent breach or default of the same or of any other covenant or condition, and the consent or approval by Landlord to or of any act of Tenant which requires Landlord's consent or approval will not be deemed to waive or render unnecessary Landlord's consent or approval to or of any subsequent or similar act by Tenant. The subsequent acceptance by Landlord of rent or of any other payment will not constitute a waiver of any concurrent or preceding breach or default by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular rental or payment so accepted, regardless of Landlord's knowledge of such preceding or concurrent breach or default at the time of acceptance of such rent or payment. No waiver will be effective unless it is in writing and signed by Landlord.

         19.2 NO ACCORD AND SATISFACTION. No payment by Tenant or receipt by Landlord of a lesser amount than the rent provided to be paid will be deemed to be other than on account of the earliest rent due and payable under this Lease, nor will any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction. Landlord may accept any such check or payment without prejudice to Landlord's right to recover the balance of such rent or pursue any other remedy provided in this Lease.

         19.3 NOTICES. All notices, demands, and statements will be in writing and will be given by (a) personal delivery or (b) deposit in the United States mail, certified, return receipt requested, postage prepaid, addressed to the parties at the addresses appearing at the beginning of this Lease or at such other place as either party may designate in writing to the other party. The date notice is deemed to have been given and to have become effective will be (x) the date on which the notice is delivered, if notice is given by personal delivery, and (y) three (3) days following the date of deposit in the mail, if the notice is sent through the United States mail.

         19.4 RELATIONSHIP OF THE PARTIES. Nothing contained in this Lease will be deemed or construed by the parties or by any third person to create the relationship of principal and agent, of partnership, of joint venture or of any association between Landlord and Tenant, and neither the method of computation of rent nor any other provision contained in this Lease nor any acts of the parties will be deemed to create any relationship between Landlord and Tenant other than the relationship of landlord and tenant.

         19.5 ATTORNEYS' FEES. In the event of any action or proceeding brought by either party against the other under this Lease or any guarantee of this Lease, the prevailing party will be entitled to recover attorneys' fees in such amount as the court may judge reasonable.

         19.6 BINDING EFFECT. Subject to all limitations on assignment and subletting set forth in this Lease, all of the terms and provisions of this Lease will inure to the benefit of and be binding upon the successors and assigns of each of the parties to this Lease.

         19.7 SEVERABILITY. If any one or more of the provisions of this Lease or the applicability of any such provision to a specific situation will be held invalid or unenforceable, such provision will be modified to the minimum extent necessary to make it or its application valid and enforceable, and the validity and enforceability of all other provisions of this Lease and all other applications of such provisions will not be affected by such determination.

         19.8 CAPTIONS. The captions of the Sections and Articles of this Lease are for convenience only and will not be considered or referred to in resolving questions of interpretation or construction.

         19.9 CONSTRUCTION. The laws of the State of Utah will govern the validity, performance, and enforcement of this Lease. This Lease will not be construed either for or against Landlord or Tenant. This Lease will be interpreted in an effort to reach an equitable result. Whenever the context may require, any pronouns used in this Lease will include the corresponding masculine, feminine or neuter forms and the singular form of nouns and pronouns will include the plural and vice versa. If there is more than one Tenant, the obligations under this Lease will be considered the joint and several obligations of each. Whenever in this Lease, unless otherwise specified, the consent of Landlord or Tenant is required, such consent will not be unreasonably withheld or delayed.





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
         19.10 JURISDICTION. Tenant hereby consents that any legal action with respect to this Lease may be commenced and maintained in either the Third District Court for the State of Utah in Salt Lake County, Utah or the United States District Court for the District of Utah and consents to the personal and subject matter jurisdictions of those courts. Tenant also agrees that venue is proper in either of those courts and waives any objection to venue.

         19.11 TIME OF ESSENCE. Time is of the essence with respect to the performance of each of the covenants and agreements contained in this Lease. References in this Lease to "SECTIONS" and "ARTICLES" are to the various Sections and Articles of this Lease, unless otherwise noted.

         19.12 RECORDING. Tenant will not record this Lease without the written consent of Landlord.

         19.13 FORCE MAJEURE. In the event that either Landlord or Tenant will be delayed or hindered in or prevented from the performance of any act required hereunder by reason of inability to procure materials, failure of power, riots, insurrection, war or other reason of a like nature (other than labor disputes) not the fault of the party delayed in performing work or doing acts required under the terms of this Lease, then performance of such act will be excused for the period of delay and the time for the performance of any such act will be extended for a period equivalent to the period of such delay. The provisions of this Section will not operate to excuse Tenant from the prompt payment of Minimum Rent, Additional Rent or any other payments required by the terms of this Lease.

         19.14 EXECUTION OF ADDITIONAL DOCUMENTS. Landlord and Tenant each agree to execute such additional documents as may be necessary or appropriate to fully carry out the provisions of this Lease.

         19.15 TIME PERIODS. If the time for the performance of any obligation or taking of action under this Lease expires on a Saturday, Sunday or legal holiday, the time for performance or taking such action will be extended to the next succeeding day which is not a Saturday, Sunday or legal holiday.

         19.16 ENTIRE AGREEMENT; AMENDMENT. This Lease, together with the attached Exhibits which are an integral part of this Lease, constitutes the entire agreement between the parties pertaining to the subject matter of this Lease. All prior and contemporaneous agreements, representations and understandings of the parties, oral or written, are superseded and merged in this Lease. No supplement, modification or amendment of this Lease will be binding unless in writing and executed by both parties.

         IN WITNESS WHEREOF, this Lease has been executed by Landlord and Tenant as of the date first set forth above.

                                        LANDLORD:

                                        GIBBONS REALTY COMPANY,
                                           a Utah corporation


                                        By:  _____________________________
                                       Its: ______________________________


                                        TENANT:





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
                                        COLE VISION CORPORATION,
                                        a Delaware corporation


                                        By:  ___________________________
                                      Its: _____________________________




STATE OF UTAH             )
                                  : ss.
COUNTY OF SALT LAKE       )

         The foregoing instrument was acknowledged before me this ______ day of ______________________, 1996, by _________________, as the ______________ of
GIBBONS REALTY COMPANY, a Utah corporation, on behalf of the corporation.


                                           __________________________________
My Commission Expires:                     NOTARY PUBLIC
______________________                     Residing at_______________________





STATE OF ___________      )
                                  : ss.
COUNTY OF _____________   )

         The foregoing instrument was acknowledged before me this ______ day of ______________________, 1996, by ________________________, as
_________________________ of COLE VISION CORPORATION, a Delaware corporation, on behalf of the corporation.


                                           __________________________________
My Commission Expires:                     NOTARY PUBLIC
______________________                     Residing at_______________________





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